Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore, California 94551 925-606-9200

FOR RELEASE August 3, 2021

McGrath RentCorp Announces Results for Second Quarter 2021

LIVERMORE, CA – August 3, 2021 – McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business-to-business rental company, today announced total revenues for the quarter ended June 30, 2021 of $146.4 million, an increase of 6%, compared to the second quarter of 2020.  The Company reported net income of $20.6 million, or $0.84 per diluted share, for the second quarter of 2021, compared to net income of $22.5 million, or $0.92 per diluted share, for the second quarter of 2020.

SECOND QUARTER 2021 Company HIGHLIGHTS:

•	Rental revenues increased 10% year-over-year to $94.6 million.
•	Total revenues increased 6% year-over-year to $146.4 million.
•

Excluding $2.6 million Design Space and Kitchens To Go transaction related costs and amortization of newly acquired intangible assets, net income for the second quarter was $22.5 million, or $0.92 per share, which was comparable to second quarter of 2020.

•	Adjusted EBITDA[1] increased $0.4 million to $58.5 million.
•

Dividend rate increased 4% year-over-year to $0.435 per share for the second quarter of 2021.  On an annualized basis, this dividend represents a 2.2% yield on the August 2, 2021 close price of $78.90 per share.

•	The Company raised full year 2021 guidance for total revenue to $610 million to $640 million and for adjusted EBITDA to $245 million to $260 million.

Joe Hanna, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our second quarter results reflect improved end market conditions in each of our three business segments.  Companywide rental revenues increased 10% year over year.  Modular rental revenues grew 14%, with just over half the growth attributable to our Design Space and Kitchens To Go acquisitions during the quarter.  Rental revenues at TRS and Adler grew 7% and 4% respectively.  Sequential rental revenue growth in each segment reflected improving business conditions as we enter seasonally busier months of the year.

Our teams have been busy working through the integration of Design Space and Kitchens To Go, acquired during the second quarter.  I am grateful for their exceptional support and very pleased with their progress.  I am excited about the long-term potential from both of these acquisitions.  Just in the first few months we have begun to realize opportunities from our combined selling resources and we expect many more opportunities to come.

While business activity levels have increased, we have also seen some impact from current economic realities in the new equipment sales portion of our modular business.  Supply chain delays, labor shortages and higher costs for materials and labor are starting to extend project timelines and cause some new sales to push out to later in the year, or into next year.  Consequently, our outlook for new modular equipment sales in 2021, while still higher than 2020, is not as strong as it was a few months ago.

The second half of the year is typically the most substantial contributor to our annual results.  While the potential for COVID-19 related disruption remains, we will be fully focused on solid execution to make the most of the improved business conditions that we have recently seen.”

Division HIGHLIGHTS:

All comparisons presented below are for the quarter ended June 30, 2021 to the quarter ended June 30, 2020 unless otherwise indicated.

Mobile Modular

For the second quarter of 2021, the Company’s Mobile Modular division reported income from operations of $18.2 million, a decrease of $2.4 million, or 12%.  Rental revenues increased 14% to $53.2 million, depreciation expense increased 23% to $7.1 million and other direct costs increased 28% to $15.9 million, which resulted in an increase in gross profit on rental revenues of 6% to $30.3 million.  The rental revenue increase was due in part to approximately $4.0 million revenues earned during the quarter from new Design Space and Kitchens To Go customers acquired during the quarter.  Rental related services revenues increased 12% to $16.2 million, primarily due to increased delivery and return delivery revenues at Portable Storage and higher amortization of modular building delivery and return delivery and dismantle revenues, with associated gross profit increasing 7% to $4.4 million.  Sales revenues decreased 3% to $14.8 million, primarily due to lower new equipment sales. Gross margin on sales was 39% compared to 29% in 2020, resulting in a 29% increase in gross profit on sales revenues to $5.8 million.  Selling and administrative expenses increased 34% to $22.6 million, primarily due to increased employee salaries and benefit costs totaling $2.0 million, mostly due to the addition of Design Space and Kitchens To Go employees during the quarter, $1.7 million higher amortization of intangible assets due to the Design Space and Kitchens To Go acquisitions and $0.9 million acquisition related transaction costs in 2021.

TRS-RenTelco

For the second quarter of 2021, the Company’s TRS-RenTelco division reported income from operations of $8.5 million, an increase of $0.2 million, or 3%.  Rental revenues increased 7% to $27.9 million, depreciation expense increased 1% to $11.9 million and other direct costs increased 32% to $4.7 million, which resulted in a 5% increase in gross profit on rental revenues to $11.2 million.  The rental revenue increase was primarily due to increased demand for general purpose equipment compared to the prior year.  Sales revenues decreased 20% to $4.8 million.  Gross margin on sales was 62% in 2021 compared to 49% in 2020, resulting in a 3% increase in gross profit on sales revenues to $3.0 million.  Selling and administrative expenses increased 3% to $6.1 million.

Adler Tanks

For the second quarter of 2021, the Company’s Adler Tanks division reported income from operations of $1.7 million, which was comparable to the prior year.  Rental revenues increased 4% to $13.5 million, depreciation expense increased 2% to $4.2 million and other direct costs increased 19% to $2.7 million, which resulted in a comparable gross profit on rental revenues to $6.7 million in 2021 and 2020.  Rental related services revenues increased 8% to $5.8 million, with gross profit on rental related services decreasing $0.3 million, or 21%, to $1.0 million.  Selling and administrative expenses decreased 2% to $6.3 million.

financial outlook:

Based upon the Company’s year-to-date results, current outlook for the remainder of the year, and the previously announced acquisition of Design Space, the Company is raising its financial outlook.

For the full-year 2021, the Company expects:

Previous Current

•	Total revenue: $570 million to $610 million$610 million to $640 million
•	Adjusted EBITDA: $232 million to $247 million$245 million to $260 million
•	Gross rental equipment capital expenditures: $90 million to $110 million$100 million to $120 million

1.

Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.  A reconciliation of actual net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

2.

Information reconciling forward-looking Adjusted EBITDA to the comparable GAAP financial measures is unavailable to the Company without unreasonable effort because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Therefore, no reconciliation to the most comparable GAAP measures is provided. The Company provides Adjusted EBITDA guidance because it believes that Adjusted EBITDA, when viewed with the Company’s results under GAAP, provides useful information for the reasons noted in the reconciliation of actual Adjusted EBITDA to the most directly comparable GAAP measures at the end of this release.

About McGrath RentCorp:

Founded in 1979, McGrath RentCorp (Nasdaq: MGRC) is a diversified business-to-business rental company providing modular buildings, electronic test equipment, portable storage and tank containment solutions across the United States and other select North American regions.  The Company’s rental operations consist of four divisions: Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs; TRS-RenTelco rents and sells electronic test equipment; Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids; and Mobile Modular Portable Storage provides portable storage rental solutions.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Modular Buildings – www.mobilemodular.com

Electronic Test Equipment – www.trsrentelco.com

Tanks and Boxes – www.adlertankrentals.com

Portable Storage –

www.mobilemodularcontainers.com

School Facilities Manufacturing – www.enviroplex.com

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

Conference Call Note:

As previously announced in its press release of July 7, 2021, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on August 3, 2021 to discuss the second quarter 2021 results.  To participate in the teleconference, dial 1-844-707-0666 (in the U.S.), or 1-703-639-1220 (outside the U.S.), or to listen only, access the simultaneous webcast at the investor relations section of the Company’s website at https://investors.mgrc.com/.  A replay will be available for 7 days following the call by dialing 1-855-859-2056 (in the U.S.), or 1-404-537-3406 (outside the U.S.).  The pass code for the conference call replay is 5573645.  In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at https://investors.mgrc.com/events-and-presentations.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s expectations, strategies, prospects or targets are forward looking statements.  These forward-looking statements also can be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plan,” “predict,” “project,” or “will,” or the negative of these terms or other comparable terminology.   In particular, Mr. Hanna’s statements about being excited about the long-term potential from both of the Design Space and Kitchens To Go acquisitions, the expectation of the realization of more opportunities from the combined selling resources, the impact supply chain delays, labor shortages and higher costs of materials and labor are having on project timelines and the Company’s outlook for new equipment sales in 2021, the potential for COVID-19 related disruption and keeping fully focused on solid execution and improved business conditions, as well as the statements regarding the full year 2021 in the “Financial Outlook” section, are forward-looking.

These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties that could cause our actual results to differ materially from those projected including: the duration of the COVID-19 pandemic and its economic impact, the extent and length of the shelter-in and other restrictions associated with COVID-19 pandemic, the health of the education and commercial markets in our modular building division; the activity levels in the general purpose and communications test equipment markets at TRS-RenTelco; the ability to obtain the synergies expected from the Design Space and Kitchens To Go acquisition, the utilization levels and rental rates of our Adler Tanks liquid and solid containment tank and box rental assets; continued execution of our performance improvement initiatives; and our ability to effectively manage our rental assets, as well as the factors disclosed under “Risk Factors” in the Company’s Form 10-K and other SEC filings.

Forward-looking statements are made only as of the date hereof.  Except as otherwise required by law, we assume no obligation to update any of the forward-looking statements contained in this press release.

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Revenues
Rental	$94,581	$85,629	$180,668	$175,135
Rental related services	22,688	20,475	42,357	44,986
Rental operations	117,269	106,104	223,025	220,121
Sales	28,256	30,669	42,867	45,035
Other	910	900	1,738	1,970
Total revenues	146,435	137,673	267,630	267,126
Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	23,159	21,583	44,414	43,221
Rental related services	17,276	14,894	31,880	33,157
Other	23,278	18,165	42,985	37,618
Total direct costs of rental operations	63,713	54,642	119,279	113,996
Costs of sales	16,855	19,799	25,403	28,242
Total costs of revenues	80,568	74,441	144,682	142,238
Gross profit	65,867	63,232	122,948	124,888
Selling and administrative expenses	36,261	30,540	69,398	62,494
Income from operations	29,606	32,692	53,550	62,394
Other expense:
Interest expense	(2,257)	(2,184)	(4,040)	(4,836)
Foreign currency exchange (loss) gain	(2)	117	(57)	(319)
Income before provision for income taxes	27,347	30,625	49,453	57,239
Provision for income taxes	6,739	8,076	11,447	14,531
Net income	$20,608	$22,549	$38,006	$42,708
Earnings per share:
Basic	$0.85	$0.93	$1.57	$1.76
Diluted	$0.84	$0.92	$1.55	$1.74
Shares used in per share calculation:
Basic	24,229	24,121	24,191	24,207
Diluted	24,494	24,471	24,505	24,612
Cash dividends declared per share	$0.435	$0.420	$0.870	$0.840

MCGRATH RENTCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
(in thousands)	2021	2020
Assets
Cash	$2,412	$1,238
Accounts receivable, net of allowance for doubtful accounts of $2,225 in 2021 and $2,100 in 2020	140,909	123,316
Rental equipment, at cost:
Relocatable modular buildings	1,019,697	882,115
Electronic test equipment	360,720	333,020
Liquid and solid containment tanks and boxes	313,677	315,706
	1,694,094	1,530,841
Less accumulated depreciation	(621,039)	(592,725)
Rental equipment, net	1,073,055	938,116
Property, plant and equipment, net	138,590	136,210
Prepaid expenses and other assets	57,499	41,549
Intangible assets, net	51,169	7,118
Goodwill	132,393	28,197
Total assets	$1,596,027	$1,275,744
Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$472,696	$222,754
Accounts payable and accrued liabilities	144,901	108,334
Deferred income	56,964	45,975
Deferred income taxes, net	223,345	216,077
Total liabilities	897,906	593,140
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 24,245 shares as of June 30, 2021 and 24,128 shares as of December 31, 2020	105,058	106,289
Retained earnings	593,132	576,419
Accumulated other comprehensive loss	(69)	(104)
Total shareholders’ equity	698,121	682,604
Total liabilities and shareholders’ equity	$1,596,027	$1,275,744

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net income	$38,006	$42,708
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,559	47,663
Provision for doubtful accounts	138	833
Share-based compensation	3,597	3,224
Gain on sale of used rental equipment	(11,870)	(9,602)
Foreign currency exchange loss	57	319
Amortization of debt issuance costs	6	5
Change in:
Accounts receivable	(5,494)	1,326
Prepaid expenses and other assets	(9,385)	(1,641)
Accounts payable and accrued liabilities	17,642	6,389
Deferred income	7,458	5,815
Deferred income taxes	7,268	483
Net cash provided by operating activities	97,982	97,522
Cash Flows from Investing Activities:
Purchases of rental equipment	(58,902)	(57,564)
Purchases of property, plant and equipment	(2,272)	(6,893)
Cash paid for acquisition of businesses	(284,341)	—
Proceeds from sales of used rental equipment	24,674	21,921
Net cash used in investing activities	(320,841)	(42,536)
Cash Flows from Financing Activities:
Net borrowing (repayment) under bank lines of credit	189,983	(21,288)
Borrowing under private placement	60,000	—
Repurchase of common stock	—	(13,501)
Taxes paid related to net share settlement of stock awards	(4,828)	(2,340)
Payment of dividends	(21,089)	(19,526)
Net cash provided by (used in) financing activities	224,066	(56,655)
Effect of foreign currency exchange rate changes on cash	(33)	21
Net increase (decrease) in cash	1,174	(1,648)
Cash balance, beginning of period	1,238	2,342
Cash balance, end of period	$2,412	$694
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$3,987	$5,031
Net income taxes paid, during the period	$6,990	$2,153
Dividends accrued during the period, not yet paid	$9,918	$10,255
Rental equipment acquisitions, not yet paid	$8,502	$6,654

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended June 30, 2021
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$53,238	$27,860	$13,483	$—	$94,581
Rental related services	16,207	710	5,771	—	22,688
Rental operations	69,445	28,570	19,254	—	117,269
Sales	14,784	4,757	593	8,122	28,256
Other	343	456	111	—	910
Total revenues	84,572	33,783	19,958	8,122	146,435

Costs and Expenses
Direct costs of rental operations:
Depreciation	7,074	11,916	4,169	—	23,159
Rental related services	11,804	745	4,727	—	17,276
Other	15,901	4,718	2,659	—	23,278
Total direct costs of rental operations	34,779	17,379	11,555	—	63,713
Costs of sales	9,034	1,792	427	5,602	16,855
Total costs of revenues	43,813	19,171	11,982	5,602	80,568

Gross Profit
Rental	30,264	11,225	6,655	—	48,144
Rental related services	4,401	(33)	1,044	—	5,412
Rental operations	34,665	11,192	7,699	—	53,556
Sales	5,751	2,964	166	2,520	11,401
Other	343	456	111	—	910
Total gross profit	40,759	14,612	7,976	2,520	65,867
Selling and administrative expenses	22,602	6,073	6,253	1,333	36,261
Income from operations	$18,157	$8,539	$1,723	$1,187	29,606
Interest expense					(2,257)
Foreign currency exchange gain					(2)
Provision for income taxes					(6,739)
Net income					$20,608

Other Information
Average rental equipment [1]	$906,653	$349,480	$313,108
Average monthly total yield [2]	1.96%	2.66%	1.44%
Average utilization [3]	75.5%	67.7%	44.0%
Average monthly rental rate [4]	2.59%	3.93%	3.27%

1.	Average rental equipment represents the cost of rental equipment, excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.

2.Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

3.Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

4.Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended June 30, 2020
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$46,628	$26,012	$12,989	$—	$85,629
Rental related services	14,463	670	5,342	—	20,475
Rental operations	61,091	26,682	18,331	—	106,104
Sales	15,316	5,922	232	9,199	30,669
Other	355	475	70	—	900
Total revenues	76,762	33,079	18,633	9,199	137,673

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,737	11,750	4,096	—	21,583
Rental related services	10,362	517	4,015	—	14,894
Other	12,376	3,562	2,227	—	18,165
Total direct costs of rental operations	28,475	15,829	10,338	—	54,642
Costs of sales	10,845	3,049	228	5,677	19,799
Total costs of revenues	39,320	18,878	10,566	5,677	74,441

Gross Profit
Rental	28,514	10,700	6,666	—	45,880
Rental related services	4,101	153	1,327	—	5,581
Rental operations	32,615	10,853	7,993	—	51,461
Sales	4,471	2,873	4	3,522	10,870
Other	356	475	70	—	901
Total gross profit	37,442	14,201	8,067	3,522	63,232
Selling and administrative expenses	16,857	5,875	6,353	1,455	30,540
Income from operations	$20,585	$8,326	$1,714	$2,067	32,692
Interest expense					(2,184)
Foreign currency exchange gain					117
Provision for income taxes					(8,076)
Net income					$22,549

Other Information
Average rental equipment [1]	$822,743	$338,919	$314,780
Average monthly total yield [2]	1.89%	2.56%	1.38%
Average utilization [3]	77.7%	63.9%	44.3%
Average monthly rental rate [4]	2.43%	4.00%	3.10%

1.	Average rental equipment represents the cost of rental equipment, excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.

2.Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

3.Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

4.Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Six months ended June 30, 2021
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$99,895	$55,136	$25,637	$—	$180,668
Rental related services	30,258	1,450	10,649	—	42,357
Rental operations	130,153	56,586	36,286	—	223,025
Sales	22,404	9,906	1,201	9,356	42,867
Other	663	894	181	—	1,738
Total revenues	153,220	67,386	37,668	9,356	267,630

Costs and Expenses
Direct costs of rental operations:
Depreciation	12,893	23,278	8,243	—	44,414
Rental related services	21,876	1,398	8,606	—	31,880
Other	28,776	9,252	4,957	—	42,985
Total direct costs of rental operations	63,545	33,928	21,806	—	119,279
Costs of sales	13,982	4,093	843	6,485	25,403
Total costs of revenues	77,527	38,021	22,649	6,485	144,682

Gross Profit
Rental	58,227	22,605	12,437	—	93,269
Rental related services	8,380	54	2,043	—	10,477
Rental operations	66,607	22,659	14,480	—	103,746
Sales	8,423	5,812	358	2,871	17,464
Other	663	894	181	—	1,738
Total gross profit	75,693	29,365	15,019	2,871	122,948
Selling and administrative expenses	41,839	12,371	12,520	2,668	69,398
Income from operations	$33,854	$16,994	$2,499	$203	53,550
Interest expense					(4,040)
Foreign currency exchange loss					(57)
Provision for income taxes					(11,447)
Net income					$38,006

Other Information
Average rental equipment 1	$876,529	$342,526	$313,498
Average monthly total yield 2	1.90%	2.68%	1.36%
Average utilization 3	75.7%	67.7%	42.1%
Average monthly rental rate 4	2.44%	3.96%	3.24%

1.	Average rental equipment represents the cost of rental equipment, excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.

2.Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

3.Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

4.Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Six months ended June 30, 2020
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$94,038	$53,548	$27,549	$—	$175,135
Rental related services	32,607	1,496	10,883	—	44,986
Rental operations	126,645	55,044	38,432	—	220,121
Sales	22,572	11,031	730	10,702	45,035
Other	743	1,067	160	—	1,970
Total revenues	149,960	67,142	39,322	10,702	267,126

Costs and Expenses
Direct costs of rental operations:
Depreciation	11,406	23,582	8,233	—	43,221
Rental related services	23,712	1,163	8,282	—	33,157
Other	24,993	7,942	4,683	—	37,618
Total direct costs of rental operations	60,111	32,687	21,198	—	113,996
Costs of sales	15,548	5,497	548	6,649	28,242
Total costs of revenues	75,659	38,184	21,746	6,649	142,238

Gross Profit
Rental	57,638	22,024	14,633	—	94,295
Rental related services	8,895	333	2,601	—	11,829
Rental operations	66,533	22,357	17,234	—	106,124
Sales	7,024	5,534	182	4,053	16,793
Other	744	1,067	160	—	1,971
Total gross profit	74,301	28,958	17,576	4,053	124,888
Selling and administrative expenses	34,275	12,236	13,177	2,806	62,494
Income from operations	$40,026	$16,722	$4,399	$1,247	62,394
Interest expense					(4,836)
Foreign currency exchange gain					(319)
Provision for income taxes					(14,531)
Net income					$42,708

Other Information
Average rental equipment [1]	$819,212	$338,066	$314,823
Average monthly total yield [2]	1.90%	2.64%	1.46%
Average utilization [3]	78.2%	64.7%	45.9%
Average monthly rental rate [4]	2.45%	4.08%	3.18%

1.	Average rental equipment represents the cost of rental equipment, excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.

2.Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

3.Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

4.Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020	2021	2020
Net income	$20,608	$22,549	$38,006	$42,708	$97,282	$101,577
Provision for income taxes	6,739	8,076	11,447	14,531	26,976	34,571
Interest expense	2,257	2,184	4,040	4,836	7,991	10,921
Depreciation and amortization	27,099	23,801	50,559	47,663	97,539	94,052
EBITDA	56,703	56,610	104,052	109,738	229,788	241,121
Share-based compensation	1,820	1,501	3,597	3,224	5,922	6,370
Adjusted EBITDA [1]	$58,523	$58,111	$107,649	$112,962	$235,710	$247,491
Adjusted EBITDA margin [2]	40%	42%	40%	42%	41%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020	2021	2020
Adjusted EBITDA [1]	$58,523	$58,111	$107,649	$112,962	$235,710	$247,491
Interest paid	(2,362)	(2,172)	(3,987)	(5,031)	(8,006)	(11,296)
Income taxes paid, net of refunds received	(6,618)	(1,790)	(6,990)	(2,153)	(39,740)	(13,508)
Gain on sale of used rental equipment	(7,076)	(4,814)	(11,870)	(9,602)	(21,597)	(21,743)
Foreign currency exchange loss (gain)	2	(117)	57	319	(340)	321
Amortization of debt issuance costs	3	2	6	5	12	11
Change in certain assets and liabilities:
Accounts receivable, net	(6,464)	(106)	(5,356)	2,159	(2,732)	(4,149)
Prepaid expenses and other assets	(9,291)	(2,004)	(9,385)	(1,641)	(3,937)	6,075
Accounts payable and other liabilities	30,785	5,858	20,400	(5,311)	28,940	(3,717)
Deferred income	2,871	(1,128)	7,458	5,815	(7,346)	(5,956)
Net cash provided by operating activities	$60,373	$51,840	$97,982	$97,522	$180,964	$193,529

1.	Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.

2.Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:	Keith E. Pratt
EVP & Chief Financial Officer
925-606-9200